Exhibit a.4

                 FRONTEGRA FUNDS, INC.
                Articles Supplementary


     Frontegra Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore
City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:    The Board of Directors of the
Corporation by unanimous vote on November 6, 2000 approved the adoption of a resolution classifying Fifty
Million (50,000,000) shares of the Corporation's authorized but unissued and unclassified Common Stock as the Frontegra Investment Grade Bond Fund (the
"Fund").

     SECOND:   The shares of the Fund as so classified
by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

     THIRD:    The shares of the Fund aforesaid have
been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

     FOURTH:   These Articles Supplementary will become
effective at 12:00 a.m. on January 31, 2001.

     IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused these Articles Supplementary to be signed as of the 26th day of January, 2001 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

Witness:                           FRONTEGRA FUNDS, INC.


/s/ Thomas J. Holmberg             /s/ William D. Forsyth
------------------------------     ------------------------------
Thomas J. Holmberg, Jr.            William D. Forsyth, III
Secretary                          Co-President